Exhibit 10.2

August 2, 2021

Holly Energy Partners, L.P.

2828 N. Harwood Street, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president-HEP@hollyenergy.com

Re: Project Safari

Ladies and Gentlemen:

Reference is made to (a) the Business Combination Agreement dated of even date herewith by and among The Sinclair Companies, a corporation organized under the laws of the State of Wyoming (“Sinclair”), HollyFrontier Corporation, a corporation organized under the laws of the State of Delaware (“HFC”), and the other parties thereto (as the same may be amended, supplemented or otherwise modified, the “HFC Sinclair Agreement”), (b) the Contribution Agreement dated of even date herewith by and among Sinclair, Holly Energy Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“HEP” and, together with HFC, the “Parties”, and each of HFC and HEP, individually, a “Party”), and the other parties thereto (as the same may be amended, supplemented or otherwise modified, the “HEP Sinclair Agreement” and, together with the HFC Sinclair Agreement, the “Sinclair Agreements”), and (c) the Twenty-First Amended and Restated Omnibus Agreement, dated February 8, 2021, by and among HEP, HFC and the other parties thereto (as may be amended from time to time, the “Omnibus Agreement”).

Consummation of the transactions contemplated by each Sinclair Agreement is conditioned upon consummation of the transactions contemplated by the other Sinclair Agreement. As a material inducement to each Party to enter into its respective Sinclair Agreement, the Parties are entering into this letter agreement (this “Letter Agreement”) to memorialize certain agreements between HEP and its subsidiaries (the “HEP Group”) and HFC and its subsidiaries (other than members of the HEP Group) (the “HFC Group”). As used in this Letter Agreement, an “Affiliate” of HEP or HFC means members of the HEP Group or the HFC Group, respectively.

The Parties, each intending to be legally bound, hereby agree to the following:

1.    Intercompany Agreements. Contemporaneously with Closing (as defined in the HEP Sinclair Agreement) (the “HEP Closing”), each Party hereby agrees that it shall, and shall cause each of its applicable Affiliates to, execute and deliver amendments to the intercompany agreements by and among members of the HEP Group and the HFC Group (each an “Intercompany Agreement”) identified on Exhibit A hereto to include within the scope thereof the assets to be acquired by HEP pursuant to the HEP Sinclair Agreement (such assets, the “Sinclair Midstream Assets”), in each case, on the terms identified on Exhibit A hereto.

2.    Woods Cross.

(a)    WX Purchase Agreement. If HFC commits to a Woods Cross Refinery Divestiture Action (as defined in the HFC Sinclair Agreement), each Party hereby agrees that it shall, and shall cause each of its applicable Affiliates to, execute and deliver the purchase agreement in substantially the form attached hereto as Exhibit B-1 (the “WX Purchase Agreement”); provided, however, that HEP’s obligation in respect of this Section 2(a) shall be conditioned upon (a) the prior or contemporaneous execution of a definitive agreement with respect to the Woods Cross Refinery Divestiture Action and (b) the closing conditions under the HEP Sinclair Agreement and the HFC Sinclair Agreement having been satisfied or waived. HFC shall cause any Woods Cross Refinery Divestiture Action to be conditioned on, and become effective at or after, the Closing (as defined in the HFC Sinclair Agreement) (the “HFC Closing”). Prior to the execution of the WX Purchase Agreement, HEP shall identify all assets of HEP Woods Cross, L.L.C. (“HEP WX”) which are unrelated to the Woods Cross Refinery (such assets, the “Non-WX Assets”). The Non-WX Assets shall include, without limitation, HEP’s refined products terminal located in Spokane, WA. HEP shall transfer the Non-WX Assets (and all associated liabilities) to an Affiliate of HEP prior to the execution of the WX Purchase Agreement.

(b)    Intercompany Agreement Amendments. Each Party hereby agrees that if the transactions contemplated by the WX Purchase Agreement are consummated (the “WX Closing”), then contemporaneously with the WX Closing, it shall, and shall cause each of its applicable Affiliates to, execute and deliver amendments to the Intercompany Agreements identified on Exhibit B-2 hereto to exclude from the scope thereof the assets that are the subject of the WX Purchase Agreement (the “HEP WX Assets”), in each case, on the terms identified on Exhibit B-2 hereto.

(c)    Intercompany Agreement Terminations. If the conditions in Section 2(b) are met and the Parties and their applicable Affiliates enter into the WX Purchase Agreement, then effective as of the Effective Time (as defined in the WX Purchase Agreement), the Second Amended and Restated Operating Agreement (Woods Cross), dated as of October 29, 2018, HollyFrontier Woods Cross Refining LLC and Holly Energy Partners – Operating, L.P., is hereby terminated and shall be of no further force effect, except to the extent expressly provided otherwise therein.

3.    Omnibus Agreement - Business Opportunities.

(a)    Permitted Assets. Each Party hereby acknowledges and agrees that although certain assets acquired by HFC pursuant to the HFC Sinclair Agreement, including the assets identified on Exhibit C-1 hereto, constitute Permitted Assets (as defined in the Omnibus Agreement) (the “Sinclair Permitted Assets”) HFC shall have no obligation to offer the Sinclair Permitted Assets to HEP pursuant to Article II of the Omnibus Agreement.

(b)    Restricted Business Exception. Each Party hereby acknowledges and agrees that the assets identified on Exhibit C-2 hereto, shall not constitute a Restricted Business (as defined in the Omnibus Agreement) and, therefore, shall not be subject to HEP’s rights under Article II of the Omnibus Agreement.

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4.    UNEV Class B. Each Party hereby waives, and shall cause its applicable Affiliates to waive, application of Section 12.3 of the Amended and Restated Limited Liability Company Agreement of HEP UNEV Holdings LLC dated July 12, 2012 (the “UNEV LLCA”) in respect of any UNEV Pipeline Divestiture Action (as defined in the HEP Sinclair Agreement). For the avoidance of doubt, this Section 4 shall not act as a waiver of the application of Section 12.3 of the UNEV LLCA to any future UNEV Sale Event (as defined in the UNEV LLCA).

5.    Wrong Pockets.

(a)    Misdirected Funds. If, following the HFC Closing, any member of the HEP Group (including any entity acquired by the HEP Group in connection with the HEP Sinclair Agreement, such entity a “Sinclair Midstream Entity”) receives or collects any funds relating to (i) the Downstream Business (as defined in the HFC Sinclair Agreement) or (ii) any asset of any Sinclair Downstream Entity (as defined below), then HEP shall, or shall cause its applicable Affiliates to, promptly remit such funds to HFC. If, following the HFC Closing, any member of the HFC Group (including any entity acquired by the HFC Group in connection with the HFC Sinclair Agreement but excluding any Sinclair Midstream Entity, such entity a “Sinclair Downstream Entity”) receives or collects any funds relating to (y) the Midstream Business (as defined in the HFC Sinclair Agreement) or (z) any asset of any Sinclair Midstream Entity, then HFC shall, or shall cause its applicable Affiliates to, promptly remit such funds to HEP.

(b)    Misdirected Assets. If, following the HFC Closing, either Party determines that an asset purportedly acquired by HFC pursuant to the HFC Sinclair Agreement (such asset, a “Sinclair Downstream Asset”) is owned by a Sinclair Midstream Entity, then HEP shall, or shall cause its applicable Affiliates to, promptly transfer, on an “as is, where is” basis, such Sinclair Downstream Asset to HFC or its applicable Affiliates without any consideration therefor. If, following the HFC Closing, either Party determines that a Sinclair Midstream Asset is owned by a Sinclair Downstream Entity, then HFC shall, or shall cause its applicable Affiliates to, promptly transfer, on an “as is, where is” basis, such Sinclair Midstream Asset to HEP or its applicable Affiliates without any consideration therefor.

6. Miscellaneous.

(a)    Amendments and Waivers. No amendment or modification of this Letter Agreement shall be valid unless it is in writing and signed by each of the Parties. No waiver of any provision of this Letter Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced.

(b)    Choice of Law; Disputes. This Letter Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Letter Agreement to the laws of

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another state. Any dispute, claim or controversy arising under this Letter Agreement shall be treated as an Arbitrable Dispute (as defined in the Omnibus Agreement) and resolved in the manner provided in Article VIII of the Omnibus Agreement.

(c)    Entire Agreement. This Letter Agreement (including the Exhibits attached hereto), the Sinclair Agreements and the Omnibus Agreement comprise the entire agreement between the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such subject matters.

(d)    Further Assurances. In connection with this Letter Agreement and all transactions contemplated by this Letter Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Letter Agreement and all such transactions.

(e)    Counterparts. This Letter Agreement may be executed in any number of counterparts with the same effect as if each of the Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Letter Agreement, to the extent signed and delivered by means of a facsimile machine or via e-mail in .pdf file format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned Parties have executed this Letter Agreement as of the date first written above to be effective as of such date.

HFC:

HollyFrontier Corporation

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Acknowledged and Agreed:

HEP:

Holly Energy Partners, L.P.
By: HEP Logistics Holdings, L.P., its General Partner
By: Holly Logistic Services, L.L.C., its General Partner

By:	/s/ Richard L. Voliva III
Name: Richard L. Voliva III
Title: President

[Signature Page to Letter Agreement Regarding – Project Safari]

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Exhibit A

Intercompany Agreements in Connection with Project Safari

HEP Revenue Contract

The following Intercompany Agreement is referred to in this Letter Agreement as the “Revenue Contract”:

A.

Seventh Amended and Restated Master Throughput Agreement, dated February 8, 2021, by and among the members of the HEP Group and HFC Group party thereto (as may be amended from time to time, the “Throughput Agreement”)

The Revenue Contract shall be amended only to the extent necessary to include therein the Sinclair Midstream Assets specified below with terms no less favorable to the HEP Group than as specified below:

1.	Volume and Rate Terms.

Asset	Service	Minimum Volume Commitment (barrels per day)	Incentive Tariff Threshold (barrels per day)	Base Tariff ($ per bbl) (1)	Incentive Tariff ($ per bbl) (1)
Pathfinder and 10”	Crude oil between Casper and Sinclair	50,000	55,000	$0.72	$0.36
Pathfinder Pumpover	Crude oil	35,000	N/A	0.15	N/A
Guernsey to Casper	Crude oil	18,000	30,000	0.85	0.43
Guernsey to Sinclair Refinery	Crude oil	6,500	10,000	1.57	0.79
Medicine Bow	Refined products	20,000	20,000	1.53	0.50
Olathe	Refined products	3,750	N/A	0.95	N/A
Montrose	Refined products	3,000	N/A	1.55	N/A
Chase Connection	Refined products	N/A	N/A	$125,000 per year lease	N/A
Crude Terminal Offloading	Crude unloading by truck at Casper Refinery, Sinclair Refinery and Guernsey Terminal	15,000	N/A	0.25	N/A

Asset	Service	Minimum Volume Commitment (barrels per day)	Incentive Tariff Threshold (barrels per day)	Base Tariff ($ per bbl) (1)	Incentive Tariff ($ per bbl) (1)
Crude Terminal Storage	Crude terminal revenue at Casper and Guernsey terminals	75,000	75,000	0.40	0.05
Casper Refinery Refined Product Truck Rack	Refined products	9,000	Applicable Refined Product Terminal Fees (2)
Sinclair Refinery Refined Product Rack	Refined products	7,500	Applicable Refined Product Terminal Fees (2)
Denver Terminal	Refined products	30,000	Applicable Refined Product Terminal Fees (2)
Boise Terminal	Refined products	5,000	Applicable Refined Product Terminal Fees (2)
Burley Terminal	Refined products	2,000	Applicable Refined Product Terminal Fees (2)
Carrollton Terminal	Refined products	3,750	Applicable Refined Product Terminal Fees (2)
Ft Madison Terminal	Refined products	3,000	Applicable Refined Product Terminal Fees (2)
Kansas City Terminal	Refined products	7,000	Applicable Refined Product Terminal Fees (2)

(1)

Base Tariff and Incentive Tariff. If a base tariff or incentive tariff cannot be achieved as set forth above as a result of federal or state regulatory limitations on ratemaking, HFC and HEP shall implement alternative tariff structures and/or minimum throughput commitments that produce the same overall commercial result.

(2)	Refined Product Terminal Fees. HEP or its applicable Affiliate will charge the following fees for services at the Refined Product Terminals, as applicable.

Service	Throughput Fee ($/bbl)
Rack Delivery of Gasolines and Diesel	$0.4000
Rack Delivery of Jet Fuel	$0.5000
Handling Fees for Products Provided by Shipper (Ethanol, Biodiesel, Isobutane, etc.)	$1.50
Gasoline and Diesel Additives (lubricity, red dye, generic and proprietary gasoline additives, etc.)	$0.18 + Cost of Additive per additized barrel
“Top Tier” Gasoline and Diesel Additives	$0.35 + Cost of Additive per additized barrel
Red Dye	$0.17

2.

Deficiency Assessment Period: Deficiency assessment period shall be quarterly. Any deficiency owed to HEP or its applicable Affiliate due to HFC’s or its applicable Affiliate’s failure to meet any applicable minimum throughput commitment for a given quarter will be paid upon the later of: (a) ten (10) days after HFC’s or its applicable Affiliate’s receipt of a deficiency notice from HEP or its applicable Affiliate and (b) thirty (30) days following the end of the related contract quarter.

3.	Fee Adjustments:

(a)	Adjustment

(i)

The terminalling fees for the Sinclair Midstream Assets that are terminals will be adjusted each year, commencing July 1, 2023, by PPI-FG; provided, there will be no downward adjustment of the fees if the change in PPI-FG is negative.

(ii)

The tariffs for the Sinclair Midstream Assets that are pipelines will be adjusted each year, commencing July 1, 2023, by the FERC Oil Index; provided, there will be no downward adjustment of the tariffs if the change in the FERC Oil Index is negative.

(b)	Product Gains and Losses

(i)

With respect to the Sinclair Midstream Assets that are terminals, HEP or its applicable Affiliate is responsible for all losses, determined quarterly, greater than 0.25% of the product terminalled (on a terminal by terminal basis), which shall be offset by any product gains during the same quarter (on a terminal by terminal basis), including any unused product gains in the immediately preceding quarter; all gains, after applying offsetting losses, are the property of HFC or its applicable Affiliate.

(ii)

With respect to the Sinclair Midstream Assets that are pipelines (A) with a published tariff, all product gains and losses will be addressed as provided in such tariff Pipelines or (B) without a published tariff, (1) HFC or its applicable Affiliate will absorb all volumetric gains and is responsible for all volumetric losses up to a maximum of 0.5% (on a pipeline by pipeline basis), in each case, determined quarterly and (2) HEP or its applicable Affiliate is responsible for all volumetric losses in excess of 0.5% (on a pipeline by pipeline basis), determined quarterly; provided, that gains and losses pursuant to foregoing clause (B) will be calculated for each calendar quarter and offset against each other (on a pipeline by pipeline basis).

(c)	Change in Applicable Laws

(i)

With respect to the Sinclair Midstream Assets that are terminals, if new applicable laws or regulations require HEP or its applicable Affiliate to make capital expenditures with respect to such terminals, HEP or its applicable Affiliate may impose a monthly surcharge to cover HFC’s or its applicable Affiliate’s pro rata share of such cost of complying; provided, however, that HEP or its applicable Affiliate may not increase the applicable tariffs until it has made capital expenditures in respect of all such terminals of $5 million in the aggregate in order to comply with such new applicable laws or regulations.

(ii)

With respect to the Sinclair Midstream Assets that are pipelines, if new applicable laws or regulations require HEP or its applicable Affiliate to make capital expenditures with respect to such pipelines, HEP or its applicable Affiliate may file new tariff rates to recover cost of complying (including a reasonable return); provided, however, that HEP or its applicable Affiliate may not increase the applicable tariffs until it has made capital expenditures in respect of all such pipelines of $5 million in the aggregate in order to comply with such new applicable laws or regulations.

(d)

Clawback: Deficiency payments will be credited against any payments owed by HFC or its applicable Affiliate in the following four Contract Quarters (as defined in the Throughput Agreement) in excess of the minimum commitment specified in Section 1 of this Exhibit A for such Contract Quarters; provided, however, that HFC or its applicable Affiliate will not receive credit for any such deficiency payment in any of the following four Contract Quarters until HFC or its applicable Affiliate has met the minimum commitment specified in Section 1 of this Exhibit A in the succeeding Contract Quarter.

4.	Term: The minimum volume commitments specified in Section 1 of this Exhibit A shall be for 15 years.

5.

Refinery Shut-Down or Reconfiguration: Article 4 of the Throughput Agreement shall not apply to the Refineries (as defined in the HFC Sinclair Agreement) in respect of the minimum commitments specified in Section 1 of this Exhibit A until the fifth anniversary of the HFC Closing.

6.

Miscellaneous: Any commercial terms applicable to the Sinclair Midstream Assets that are not specified above shall be consistent with those of comparable assets covered by the Revenue Contract on the date of this Letter Agreement.

HEP Expense Contracts

The following Intercompany Agreements are referred to in this Letter Agreement as the “Expense Contracts”:

A.	Fourth Amended and Restated Services and Secondment Agreement, dated February 8, 2021, by and among the members of the HEP Group and HFC Group party thereto (the “Services and Secondment Agreement”).

B.	Sixth Amended and Restated Master Lease and Access Agreement, dated February 8, 2021, by and among the members of the HEP Group and HFC Group party thereto (the “Lease and Access Agreement”).

C.	Fourth Amended and Restated Master Site Services Agreement, dated February 8, 2021, by and among the members of the HEP Group and HFC Group party thereto (the “Site Services Agreement”).

The Expense Contracts shall be amended only to the extent necessary to include therein the Sinclair Midstream Assets and to provide the HEP Group with personnel and access to properties and services that are sufficient to allow the HEP Group (i) in the case of Sinclair Midstream Assets that will be subject to the Revenue Contract, to deliver the services contemplated in the Revenue Contract in the manner and for the full term contemplated therein, and (ii) in the case of Sinclair Midstream Assets that will not be subject to the Revenue Contract, to own, operate, maintain, manage and market such Sinclair Midstream Assets; provided, that:

(a) in respect of the:

(i) Services and Secondment Agreement, the Allocation Methodology (as defined in the Services and Secondment Agreement) shall be applied in respect of the Sinclair Midstream Assets without material modification to the Allocation Methodology; provided, however, that severance, bonus, change of control and similar payments paid by HFC or its Affiliates to Sinclair employees whose primary function is servicing the Sinclair Midstream Assets and the business associated therewith shall be allocated to HEP or its applicable Affiliates;

(ii) Lease and Access Agreement, (A) the Applicable Term (as defined in the Lease and Access Agreement) shall be 50 years from the HEP Closing and (B) the Rent (as defined in the Lease and Access Agreement) shall be $100;

(iii) Site Services Agreement, the aggregate initial Annual Service Fee (as defined in the Site Services Agreement) in respect of the Sinclair Midstream Assets located at or near the Refineries shall be determined based on good faith discussions between the Parties prior to the HEP Closing and shall be substantially consistent with the Annual Service Fee for substantially similar assets that are subject to the Site Services Agreement; and

(b) such amendments shall be without any consideration to the members of the HFC Group; provided, however, that such amendments shall not relieve the members of the HEP Group from amounts due and payable under the Expense Contracts prior to such amendments; and

(c) any commercial terms applicable to the Sinclair Midstream Assets that are not specified above shall be consistent with those of comparable assets covered by the Expense Contracts on the date of this Letter Agreement.

Omnibus Agreement

The Omnibus Agreement shall be amended to provide that the Sinclair Midstream Assets:

(a) shall constitute Assets (as defined in the Omnibus Agreement); provided, however, that the Sinclair Midstream Assets that are equity investments in joint ventures shall first be subject to whatever restrictions on transfer are present in the documents governing such equity investment; and

(b) shall be subject to the indemnification provisions contained therein that are applicable to Other Assets (as defined in the Omnibus Agreement); provided, however, that solely with respect to the refined products terminal located in Kansas City, KS (the “Kansas City Terminal”) and included within the Sinclair Midstream Assets, the indemnification provisions in the Omnibus Agreement will provide that HEP will be responsible for all pre-closing liabilities in respect of the Kansas City Terminal, including those caused by historical refinery operations at or near the Kansas City Terminal.

Exhibit B-1

Woods Cross Purchase Agreement

Attached.

Exhibit B-1 – Form of Woods Cross Purchase Agreement

PURCHASE AGREEMENT

by and among

HOLLYFRONTIER WOODS CROSS REFINING LLC,

as Buyer, with

HOLLYFRONTIER CORPORATION,

as Guarantor,

and each of

HOLLY ENERGY HOLDINGS LLC

and

HEP PIPELINE, L.L.C.,

as Sellers, with

HOLLY ENERGY PARTNERS, L.P.,

as Guarantor

Effective as of [●]

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ARTICLE VIII	COVENANTS	9

8.1	Cooperation	9
8.2	Additional Agreements	10

ARTICLE IX	INDEMNIFICATION	10

9.1	Indemnification of Buyer and Seller	10
9.2	Defense of Third-Party Claims	10
9.3	Direct Claims	11
9.4	Limitations	11
9.5	Tax Related Adjustments	12

ARTICLE X	MISCELLANEOUS	12

10.1	Expenses	12
10.2	Notices	12
10.3	Severability	14
10.4	Governing Law; Jurisdiction; Waiver of Jury Trial	14
10.5	Arbitration Provision	14
10.6	Parties in Interest	15
10.7	Assignment of Agreement	15
10.8	Captions	15
10.9	Counterparts	15
10.10	Director and Officer Liability	15
10.11	Integration	15
10.12	Effect of Agreement	16
10.13	Amendment; Waiver	16
10.14	Survival of Representations and Warranties	16

ARTICLE XI	GUARANTEE BY HFC	16

11.1	Payment and Performance Guaranty	16
11.2	Guaranty Absolute	16
11.3	Waiver	17
11.4	Subrogation Waiver	17
11.5	Reinstatement	17
11.6	Continuing Guaranty	17
11.7	No Duty to Pursue Others	17

ARTICLE XII	GUARANTEE BY THE PARTNERSHIP	18

12.1	Payment and Performance Guaranty	18
12.2	Guaranty Absolute	18
12.3	Waiver	19
12.4	Subrogation Waiver	19
12.5	Reinstatement	19
12.6	Continuing Guaranty	19
12.7	No Duty to Pursue Others	19

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Exhibits and Schedules

Exhibit A -    Definitions

Exhibit B -    Interpretation

Schedule 1.1(a)	Crude Unit 2 Assets
Schedule 1.1(b)	FCC Unit 2 Assets
Schedule 1.1(c)	Polymerization Unit Assets
Schedule 1.1(d)	HEP Pipeline Assets
Schedule 1.1(e)	Refined Product Pipelines
Schedule 1.1(f)	Truck and Tank Assets
Schedule 4.3	Jurisdictions
Schedule 4.4	Required Consents – Seller
Schedule 5.3	Required Consents – Buyer
Schedule 6.3	Required Consents – HFC
Schedule 7.3	Required Consents – Partnership

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) dated as of [●], to be effective as of the Effective Time (as defined below), is made and entered into by and among HollyFrontier Woods Cross Refining LLC, a Delaware limited liability company (“Buyer”), HollyFrontier Corporation, a Delaware corporation (“HFC”), Holly Energy Holdings LLC, a Delaware limited liability company (“HEH”), HEP Pipeline, L.L.C., a Delaware limited liability company (“HEP Pipeline,” and together with HEH, the “Sellers”), and Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”). Sellers and Buyer are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” HFC joins this Agreement solely for the purpose of ARTICLE VI and ARTICLE XI of this Agreement. The Partnership joins this Agreement solely for the purposes of ARTICLE VII and ARTICLE XII of this Agreement.

WHEREAS, HEH is the sole member of each of (a) Woods Cross Operating LLC, a Delaware limited liability company, (“WX Operating”) (b) HEP Woods Cross, L.L.C., a Delaware limited liability company (“HEP WX,” and together with WX Operating, the “Acquired Companies”), and (c) HEP Pipeline;

WHEREAS, WX Operating is the owner of the Refining Unit Assets (as defined below), HEP WX is the owner of the Truck and Tank Assets (as defined below) and HEP Pipeline is the owner of the Pipeline Assets (as defined below);

WHEREAS, HFC and the Partnership are party to that certain Letter Agreement regarding Project Safari, dated as of August 2, 2021 (as the same may be amended from time to time, the “Letter Agreement”), pursuant to which HFC and the Partnership agreed to cause the Sellers and Buyer to execute, deliver and perform the transactions contemplated by this Agreement in the event certain conditions set forth in the Letter Agreement are satisfied, including the transfer by the Partnership of all Non-WX Assets (as defined in the Letter Agreement) from HEP WX to an affiliate of the Partnership prior to the execution of this Agreement; and

WHEREAS, such conditions set forth in the Letter Agreement have been satisfied and, accordingly, Buyer desires to purchase from the applicable Sellers, and the applicable Sellers desire to sell to Buyer, (a) all of the issued and outstanding limited liability company interests of each of the Acquired Companies (the “LLC Interests”) and (b) the Pipeline Assets (together with the LLC Interests, the “Acquired Interests”), as applicable, in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein and in the Letter Agreement and Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1    Definitions. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Exhibit A.

1.2    Interpretation. Matters relating to the interpretation of this Agreement are set forth on Exhibit B.

ARTICLE II

PURCHASE OF LLC INTEREST

2.1    Transfer of Acquired Interests. Subject to all of the terms and conditions of this Agreement, (a) HEH hereby sells, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from HEH, the LLC Interests free and clear of all Encumbrances, except for restrictions imposed by applicable securities Laws and except for Permitted Encumbrances, and (b) HEP Pipeline hereby sells, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from HEP Pipeline, the Pipeline Assets, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

2.2    Consideration.

(a)    The aggregate consideration to be paid by Buyer for the Acquired Interests shall be the sum of (i) Two Hundred Thirty Two Million Five Hundred Thousand Dollars ($232,500,000.00) and (ii) the AR Adjustment Amount (the “Purchase Price”).

(b)    The Purchase Price shall be delivered by the Buyer to HEH (or its designee) at the Closing by wire transfer of immediately available funds.

ARTICLE III

CLOSING

3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 12:01 a.m., Dallas, Texas time, on [●] (the “Effective Time”).

3.2    Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a)    A counterpart to the assignment of limited liability company interests transferring the LLC Interests to Buyer, in form and substance mutually acceptable to the Parties (the “Assignment”), duly executed by HEH.

(b)    A counterpart to the assignment, assumption and bill of sale transferring the Pipeline Assets to Buyer, in form and substance mutually acceptable to the Parties (the “Bill of Sale”), duly executed by HEP Pipeline.

(c)    A counterpart to a right of way assignment agreement transferring the easements, rights of way and licenses within the Assets to Buyer, including all information and formatting required to be accepted by the appropriate Governmental Authority, in form and substance mutually acceptable to the Parties (the “ROW Assignment”).

(d)    The original minute books, company books and membership registers for each Acquired Company.

(e)    Counterparts to each of the agreements contemplated by Section 2 of the Letter Agreement, duly executed by HEP or its applicable subsidiaries.

(f)    Evidence in form and substance reasonably satisfactory to Buyer of the release and termination of all Encumbrances (other than Permitted Encumbrances and restrictions imposed by applicable securities Laws) on the Acquired Interests.

(g)    To the extent applicable, assignment documents, duly executed by the applicable Seller, assigning each of the Permits held by such Seller which are assignable by such Seller to Buyer in accordance with Applicable Law.

(h)    A certificate, executed by an officer of HEP, in the form prescribed by Treasury regulations under Section 1445 of the Code, stating that HEP (the Person from whom Seller is disregarded as an entity for U.S. federal income tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code.

3.3    Deliveries by Buyer. At the Closing (or such later date as may be set forth below), Buyer shall deliver, or cause to be delivered, to HEH the Purchase Price, by wire transfer of immediately available funds, and the following:

(a)    A counterpart of the Assignment duly executed by Buyer.

(b)    A counterpart of the Bill of Sale duly executed by Buyer.

(c)    A counterpart of the ROW Assignment duly executed by Buyer.

(d)    Counterparts to each of the agreements contemplated by Section 2 of the Letter Agreement, duly executed by HFC or its applicable subsidiaries.

3.4    Closing Costs; Transfer Taxes and Fees.

(a)    AR Adjustment Amount. Prior to the date hereof, Seller has delivered a statement to Buyer setting forth Seller’s calculation of all of accounts receivable due to Seller in respect of the Acquired Interests as of the date hereof (the “AR Adjustment Amount”). Buyer has had an opportunity to review and comment on such calculation and Seller has considered Buyer’s comments in good faith.

(b)    Allocation of Costs. Buyer shall pay the cost of all sales, transfer and use taxes arising out of the transfer of the Acquired Interests.

(c)    Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real, if any, and personal property taxes, water, gas, electricity and other utilities with respect to the Assets and the real estate interests and rights associated with the Assets, the premiums on any insurance policies with respect to the Assets and of the Acquired Companies, and the local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Assets or the Acquired Companies shall be prorated between Buyer, on the one hand, and Seller, on the other hand, effective as of the Effective Time, with Seller being responsible for amounts related to the period prior to but excluding the Effective Time and Buyer being responsible for amounts related to the period at and after the Effective Time. If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.

(d)    Reimbursement. If a Party pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby jointly and severally represents and warrants to Buyer, that as of the Effective Time:

4.1    Organization. Such Seller is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

4.2    Authorization. Such Seller has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents. The execution, delivery, and performance by such Seller of this Agreement and the Seller Ancillary Documents and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of such Seller, as applicable. This Agreement has been duly executed and delivered by Seller and constitutes, and each Seller Ancillary Document executed or to be executed by such Seller has been, or when executed will be, duly executed and delivered by such Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Seller, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3    Company Status.

Each Acquired Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and (i) has all requisite limited liability company power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except, in the case of clause (ii), where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Material Adverse Effect on the applicable Acquired Company. Schedule 4.3 lists all jurisdictions in which each Acquired Company is qualified to do business.

4.4    No Conflicts or Violations; No Consents or Approvals Required.

The execution, delivery and performance by such Seller of this Agreement and the other Seller Ancillary Documents does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of such Seller’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any Applicable Law or material Contract binding upon such Seller. Except as set forth on Schedule 4.4, no Consent of any Governmental Authority or any other person is required for such Seller in connection with such Seller’s execution, delivery or performance of this Agreement or the Seller Ancillary Documents or consummation of the transactions contemplated hereby or thereby.

4.5    Title to LLC Interests; Capitalization.

(a)    Immediately prior to the Effective Time, HEH is the sole member of each of the Acquired Companies and is record owner of and has good and valid title to the LLC Interests, free and clear of all Encumbrances, and sole and unrestricted voting power and power of disposition with respect to all of the LLC Interests. Except for any Claims arising under this Agreement and any other agreement entered into by either Seller in connection with this Agreement, neither Seller nor their respective Affiliates have any Claims of any kind against either Acquired Company, or any of their respective officers, managers, directors or employees. The LLC Interests have been duly authorized and validly issued in accordance with Applicable Laws and the organizational documents of the applicable Acquired Company, including their respective limited liability company agreements, and are fully paid (to the extent required by the limited liability company agreement of the applicable Acquired Company) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).

(b)    There are no options or rights to purchase or acquire, or agreements, arrangements, commitments or understandings relating to, the LLC Interests or any of the Assets except pursuant to this Agreement and the Omnibus Agreement. There are no (i) authorized or outstanding securities of or equity interests in either Acquired Company of any kind other than the LLC Interests, (ii) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any Seller or Acquired Company to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any securities of or equity interest in either Acquired Company; and (iii) there are no outstanding securities or obligations of any kind of any of the Acquired Companies that are convertible into or exercisable or exchangeable for any equity interest in either Acquired Company.

(c)    At the Effective Time, Buyer will have the entire record and beneficial ownership of the LLC Interests, free and clear of all Encumbrances, HEH will cease to be a member of either Acquired Company, and Buyer will be admitted as the sole member of each Acquired Company.

4.6    Taxes. Each Acquired Company has filed, on or before the applicable due date (including any extensions thereof), all material tax returns that it was required to file, and all such tax returns were accurate, correct, and complete in all material respects. All taxes due and owing by each Acquired Company have been paid in full or are being properly contested. Each Acquired Company is, and at all times since its formation has been, disregarded as an entity separate from HEH for U.S. federal income tax purposes, and no election has been filed on or before the Closing Date that would change such classification on or after the Closing Date.

4.7    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of either Seller who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

4.8    Title to Assets. Each Acquired Company and HEP Pipeline owns, leases or has the legal right to use all the properties and assets used by the applicable Acquired Company in the operation of its business or the Pipeline Assets, respectively, in each case subject to no Encumbrances, except Permitted Encumbrances. All of (a) WX Operating’s assets consist of the Refining Unit Assets and (b) HEP WX’s assets consist of the Truck and Tank Assets. Except as disclosed in Schedule 4.8, (i) each Acquired Company owns their respective Assets and (ii) HEP Pipeline owns the Pipeline Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

4.9    WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS IN THE ASSETS AND THE LAND ON WHICH THE ASSETS ARE SITUATED, (II) THE INCOME TO BE DERIVED FROM THE ASSETS, (III) THE SUITABILITY OF THE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE ASSETS OR THEIR OPERATION WITH ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS. EXCEPT TO THE EXTENT

PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LLC INTERESTS, THE ACQUIRED COMPANIES OR ANY OF THE ASSETS THAT IS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER AND CONVEYANCE OF THE ACQUIRED COMPANIES, THEIR RESPECTIVE ASSETS AND THE PIPELINE ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE ACQUIRED COMPANIES, THEIR RESPECTIVE ASSETS AND THE PIPELINE ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE LLC INTERESTS AND THE PIPELINE ASSETS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LLC INTERESTS, THE ACQUIRED COMPANIES, THEIR RESPECTIVE ASSETS AND THE PIPELINE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that as of the Effective Time:

5.1    Organization. Buyer is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

5.2    Authorization. Buyer has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents. The execution, delivery, and performance by Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each such Buyer Ancillary Document executed or to be executed Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Documents does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of Buyer’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon Buyer. Except as set forth on Schedule 5.3, no Consent of any Governmental Authority or any other person is required for Buyer in connection with the Buyer’s execution, delivery or performance of this Agreement or the Buyer Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.

5.4    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HFC

HFC hereby represents and warrants to Buyer and Seller that as of the date of this Agreement:

6.1    Organization. HFC is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

6.2    Authorization. HFC has full corporate power and authority to execute, deliver, and perform its obligations under ARTICLE VI and ARTICLE XI. The execution, delivery, and performance by HFC of its obligations under this Agreement and the consummation by HFC of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of HFC. This Agreement has been duly executed and delivered by HFC and constitutes a valid and legally binding obligation of HFC with respect to ARTICLE VI and ARTICLE XI, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by HFC of its obligations under this Agreement does not, and consummation of the transactions contemplated hereby will not, (i) violate, conflict with, or result in any breach of any provisions of HFC’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon HFC. Except as set forth on Schedule 6.3, no Consent of any Governmental Authority or any other person is required for HFC in connection with the execution, delivery and performance of its obligations this Agreement or the consummation by HFC of the transactions contemplated hereby.

6.4    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of HFC who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Buyer and Seller that as of the date of this Agreement:

7.1    Organization. The Partnership is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

7.2    Authorization. The Partnership has full partnership power and authority to execute, deliver, and perform its obligations under ARTICLE VII and ARTICLE XII. The execution, delivery, and performance by the Partnership of its obligations under this Agreement and the consummation by the Partnership of the transactions contemplated hereby, have been duly authorized by all necessary partnership action of the Partnership. This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and legally binding obligation of the Partnership with respect to ARTICLE VII and ARTICLE XII, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Partnership of its obligations under this Agreement does not, and consummation of the transactions contemplated hereby will not, (i) violate, conflict with, or result in any breach of any provisions of the Partnership’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon the Partnership. Except as set forth on Schedule 7.3, no Consent of any Governmental Authority or any other person is required for the Partnership in connection with the execution, delivery and performance of its obligations this Agreement or the consummation by the Partnership of the transactions contemplated hereby.

7.4    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Partnership who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

8.1    Cooperation. Sellers shall cooperate with Buyer and assist Buyer in identifying all licenses, authorizations, permissions or Permits necessary for the Acquired Companies’ operations from and after the Closing Date and, where permissible, transfer existing Permits to Buyer, or, where not permissible and if needed, assist Buyer in obtaining new Permits at no cost, fee or liability to Sellers.

8.2    Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the Ancillary Documents, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.

ARTICLE IX

INDEMNIFICATION

9.1    Indemnification of Buyer and Seller. From and after the Closing and subject to the provisions of this ARTICLE IX, (i) Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer and the Partnership agree to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

9.2    Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to Sellers or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “third- party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this ARTICLE IX unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

(a)    The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

(b)    The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a Material Adverse Effect on its business;

(c)    The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

(d)    The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this ARTICLE IX and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

9.3    Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 9.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

9.4    Limitations. The following provisions of this Section 9.4 shall limit the indemnification obligations hereunder:

(a)    Limitation as to Time. The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this ARTICLE IX unless a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto at any time prior to the expiration of the applicable statute of limitations.

(b)    Sole and Exclusive Remedy. Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, Buyer’s and the other Buyer Indemnified Parties’ and each Seller and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this ARTICLE IX. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Omnibus Agreement.

9.5    Tax Related Adjustments. Each Seller and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their tax returns as an adjustment to the Purchase Price.

ARTICLE X

MISCELLANEOUS

10.1    Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents or the Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense.

10.2    Notices.

(a)    Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:

Notices to HFC:

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: generalcounsel@hollyfrontier.com

Notices to Buyer:

HollyFrontier Woods Cross Refining LLC

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Woods Cross Refining LLC

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: generalcounsel@hollyfrontier.com

Notices to Sellers:

Holly Energy Partners – Operating, L.P.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president-hep@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

Holly Energy Partners-Operating, L.P.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: generalcounsel@hollyenergy.com

Notices to the Partnership:

Holly Energy Partners, L.P.

c/o Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: President

Email address: president-HEP@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

Holly Energy Partners, L.P.

c/o Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Email address: general.counsel@hollyenergy.com

(b)    Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.2.

10.3    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.4    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.5    Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of either Seller, Buyer or any of their respective Affiliates and (ii) have not less than seven (7) years’ experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Sellers, Buyer and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Sellers, Buyer or their respective Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.

10.6    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.7    Assignment of Agreement. At any time, the Parties may make a collateral assignment of their rights under this Agreement to any of their bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning Parties shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning Parties that any such collateral assignment has been foreclosed upon, such non-assigning Parties shall be entitled to deal exclusively with Sellers or the Partnership, as the case may be, as to any matters arising under this Agreement, the Ancillary Documents or the Omnibus Agreement (other than for delivery of notices required by any such collateral assignment). Except as otherwise provided in this Section 10.7, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

10.8    Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

10.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10    Director and Officer Liability. The directors, managers, officers, partners and stockholders of the Partnership, Buyer, Sellers and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than, if applicable, as a direct party to or as an assignee of this Agreement or pursuant to a written guarantee.

10.11    Integration. This Agreement, the Ancillary Documents, the Letter Agreement and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents, the Letter Agreement and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents, the Letter Agreement or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the

Parties hereto or thereto after the date of this Agreement, the Ancillary Documents, the Letter Agreement or the Omnibus Agreement. To the extent that there is any conflict between the Ancillary Documents (other than the Omnibus Agreement) and this Agreement, this Agreement shall prevail.

10.12    Effect of Agreement. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with the Omnibus Agreement or the Letter Agreement, the applicable terms and provisions of the Omnibus Agreement or the Letter Agreement shall control.

10.13    Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.14    Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations; provided, however, that any representation that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 9.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated.

ARTICLE XI

GUARANTEE BY HFC

11.1    Payment and Performance Guaranty. HFC unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Sellers the punctual and complete performance and payment in full when due of all Seller Indemnified Costs by the Indemnifying Party under the Agreement (collectively, the “HFC Guaranty Obligations”). HFC agrees that Sellers shall be entitled to enforce directly against HFC any of the HFC Guaranty Obligations.

11.2    Guaranty Absolute. HFC hereby guarantees that the HFC Guaranty Obligations will be performed and paid strictly in accordance with the terms of the Agreement. The obligations of HFC under this Agreement constitute a present and continuing guaranty of performance and payment, and not of collection or collectability. The liability of HFC under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a)    any assignment or other transfer of the Agreement or any of the rights thereunder of Sellers;

(b)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(c)    any acceptance by Sellers of partial payment or performance from the Indemnifying Party;

(d)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Indemnifying Party, or any action taken with respect to the Agreements by any trustee or receiver, or by any court, in any such proceeding;

(e)    any absence of any notice to, or Knowledge of, HFC, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

(f)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HFC hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFC Guaranty Obligations or otherwise.

11.3    Waiver. HFC hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFC Guaranty Obligations and any requirement for Sellers to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Indemnifying Party, any other entity or any collateral.

11.4    Subrogation Waiver. HFC agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Indemnifying Party for any payments made by HFC under this ARTICLE XI until all HFC Guaranty Obligations have been indefeasibly paid, and HFC hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Indemnifying Party until all HFC Guaranty Obligations have been indefeasibly paid.

11.5    Reinstatement. The obligations of HFC under this ARTICLE XI shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFC Guaranty Obligations is rescinded or must otherwise be returned to the Indemnifying Party or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Indemnifying Party or such other entity, or for any other reason, all as though such payment had not been made.

11.6    Continuing Guaranty. This ARTICLE XI is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible performance and payment in full of all of the HFC Guaranty Obligations, (ii) be binding upon HFC, its successors and assigns and (iii) inure to the benefit of and be enforceable by Sellers and their respective successors, transferees and assigns.

11.7    No Duty to Pursue Others. It shall not be necessary for Sellers (and HFC hereby waives any rights which HFC may have to require Sellers), in order to enforce such payment by HFC, first to (i) institute suit or exhaust its remedies against the Indemnifying Party or others liable on the HFC Guaranty Obligations or any other person, (ii) enforce Sellers’ rights against any other guarantors of the HFC Guaranty Obligations, (iii) join the Indemnifying Party or any others liable on the HFC Guaranty Obligations in any action seeking to enforce this ARTICLE XI, (iv) exhaust any remedies available to Sellers against any security which shall ever have been given to secure the HFC Guaranty Obligations, or (v) resort to any other means of obtaining payment of the HFC Guaranty Obligations.

ARTICLE XII

GUARANTEE BY THE PARTNERSHIP

12.1    Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Buyer the punctual and complete performance and payment in full when due of all Buyer Indemnified Costs by the Indemnifying Party under the Agreement (collectively, the “HEP Guaranty Obligations”). The Partnership agrees that Buyer shall be entitled to enforce directly against the Partnership any of the HEP Guaranty Obligations.

12.2    Guaranty Absolute. The Partnership hereby guarantees that the HEP Guaranty Obligations will be performed and paid strictly in accordance with the terms of the Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of performance and payment, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a)    any assignment or other transfer of the Agreement or any of the rights thereunder of Buyer;

(b)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(c)    any acceptance by Buyer of partial payment or performance from the Indemnifying Party;

(d)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Indemnifying Party, or any action taken with respect to the Agreements by any trustee or receiver, or by any court, in any such proceeding;

(e)    any absence of any notice to, or Knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

(f)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Guaranty Obligations or otherwise.

12.3    Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Guaranty Obligations and any requirement for Buyer to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Indemnifying Party, any other entity or any collateral.

12.4    Subrogation Waiver. The Partnership agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Indemnifying Party for any payments made by the Partnership under this ARTICLE XII until all HEP Guaranty Obligations have been indefeasibly paid, and the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Indemnifying Party until all HEP Guaranty Obligations have been indefeasibly paid.

12.5    Reinstatement. The obligations of the Partnership under this ARTICLE XII shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Guaranty Obligations is rescinded or must otherwise be returned to the Indemnifying Party or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Indemnifying Party or such other entity, or for any other reason, all as though such payment had not been made.

12.6    Continuing Guaranty. This ARTICLE XII is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible performance and payment in full of all of the HEP Guaranty Obligations, (ii) be binding upon the Partnership, its successors and assigns and (iii) inure to the benefit of and be enforceable by Buyer and its successors, transferees and assigns.

12.7    No Duty to Pursue Others. It shall not be necessary for Buyer (and the Partnership hereby waives any rights which the Partnership may have to require Buyer), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against the Indemnifying Party or others liable on the HEP Guaranty Obligations or any other person, (ii) enforce Buyer’s rights against any other guarantors of the HEP Guaranty Obligations, (iii) join the Indemnifying Party or any others liable on the HEP Guaranty Obligations in any action seeking to enforce this ARTICLE XII, (iv) exhaust any remedies available to Buyer against any security which shall ever have been given to secure the HEP Guaranty Obligations, or (v) resort to any other means of obtaining payment of the HEP Guaranty Obligations.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Time.

BUYER: HOLLYFRONTIER WOODS CROSS REFINING LLC

By:
Tim Go
Executive Vice President, Chief Operating Officer

SELLERS: HEH HOLLY ENERGY HOLDINGS, LLC

By:
Name:	Richard L. Voliva III
Title:	President

HEP PIPELINE HEP PIPELINE, L.L.C.

By:
Name:	Richard L. Voliva III
Title:	President

[Signature Page to Purchase Agreement]

ACKNOWLEDGED AND AGREED FOR

THE PURPOSES ONLY OF ARTICLE VI and XI:

HFC: HOLLYFRONTIER CORPORATION

By:
Michael C. Jennings
Chief Executive Officer and President

ACKNOWLEDGED AND AGREED FOR

THE PURPOSES ONLY OF ARTICLE VII and XII:

PARTNERSHIP: HOLLY ENERGY PARTNERS, L.P. By: HEP Logistics Holdings, L.P., its General Partner By: Holly Logistic Services, L.L.C., its General Partner

By:
John Harrison
Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Purchase Agreement]

EXHIBIT A

to

LLC INTEREST PURCHASE AGREEMENT

Definitions

“Action” means any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Acquired Companies” has the meaning set forth in the Preamble.

“Acquired Interests” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to a specified Person, any other person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, no HFC Entity will be considered an Affiliate of an HEP Entity, and no HEP Entity will be considered an Affiliate of a HFC Entity.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“AR Adjustment Amount” has the meaning set forth in Section 3.4(a).

“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Sellers, on the one hand, and Buyer, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

Exhibit A-1

“Assets” means the Refining Unit Assets, the Truck and Tank Assets, and the Pipeline Assets.

“Assignment” has the meaning set forth in Section 3.2(a).

“Business Day” means any day other than Saturday, Sunday or other day upon which commercial banks in Dallas, Texas are authorized by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Buyer, or its Affiliates, at the Closing pursuant to Section 3.3 and each other document or Contract entered into by Buyer, or HFC, or their Affiliates, in connection with this Agreement or the Closing.

“Buyer Indemnified Costs” means, subject to ARTICLE IX, any and all damages, losses, Claims, assessments, judgments, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of either Seller under this Agreement; provided, however, that Buyer Indemnified Costs shall not include any of the foregoing for which a Seller would be entitled to indemnity pursuant to Section 3.2 of the Omnibus Agreement. Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude any and all indirect, consequential, punitive, or exemplary damages (other than those that are a result of (A) the third-party action for such indirect, consequential, punitive or exemplary damages, or (B) the gross negligence or willful misconduct of Sellers or, to the extent occurring before the Closing Date, the Acquired Companies).

“Buyer Indemnified Parties” means Buyer and the Partnership and each officer, director, partner, manager, employee, consultant, stockholder, and Affiliate of Buyer and the Partnership, including, without limitation, the Acquired Companies.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claimant” has the meaning set forth in Section 10.5.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

Exhibit A-2

“Consents” means all notices to, authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents or approvals of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Crude Unit 2 Assets” means those assets identified as “Crude Unit 2 Assets” on Schedule 1.1(a).

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq., as amended from time to time.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Law, any voting trust or voting agreement, stockholder agreement or proxy.

“FCC Unit 2 Assets” means those assets identified as the “FCC Unit 2 Assets” on Schedule 1.1(b).

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“HEH” has the meaning set forth in the Preamble.

“HEP Entities” means Holly Logistic Services, L.L.C., HEP Logistics Holdings, L.P. and the Partnership and its direct and indirect subsidiaries.

“HEP Guaranty Obligations” has the meanings set forth in Section 12.1.

“HEP Pipeline” has the meaning set forth in the Preamble.

“HEP WX” has the meaning set forth in the Preamble.

“HFC” has the meaning set forth in the Preamble.

Exhibit A-3

“HFC Entities” means HFC and its direct and indirect subsidiaries other than the HEP Entities.

“HFC Guaranty Obligations” has the meanings set forth in Section 11.1.

“Indemnified Costs” means Buyer Indemnified Costs and Seller Indemnified Costs, as applicable.

“Indemnified Party” means Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Knowledge” and any variations thereof, or words to the same effect, means (i) with respect to Buyer and HFC, actual knowledge after reasonable inquiry of Tim Go; and (ii) with respect to Sellers, actual knowledge after reasonable inquiry of Mark Cunningham.

“Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Authorities.

“Letter Agreement” has the meaning set forth in the Preamble.

“LLC Interests” has the meaning set forth in the Preamble.

“Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such Person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.

“Omnibus Agreement” means that certain Twenty-First Amended and Restated Omnibus Agreement entered into as of February 8, 2021 and effective as of January 1, 2021 by and among HFC, Holly Logistic Services, L.L.C., a Delaware limited liability company, the Partnership, Sellers, HEP Logistics GP, L.L.C., a Delaware limited liability company and HEP Logistics Holdings, L.P., a Delaware limited partnership, and the other HFC Affiliates and Partnership Affiliates signatory thereto, as may be amended, amended and restated or otherwise modified from time to time.

“Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.

Exhibit A-4

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means all material permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Authorities necessary for the lawful ownership and operation of the Acquired Companies’ business, including the Assets.

“Permitted Encumbrances” means (i) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairmen’s, landlord’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (iii) such other Encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Acquired Companies, of the property subject thereto or affected thereby, and including without limitation finance leases.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Pipeline Assets” means the Refined Products Pipelines and those assets identified as “HEP Pipeline Assets” on Schedule 1.1(d).

“Polymerization Unit Assets” means those assets identified as “Polymerization Unit Assets” on Schedule 1.1(c).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Refined Product Pipelines” means the pipelines identified on Schedule 1.1(e).

“Refining Unit Assets” means the Crude Unit 2 Assets, FCC Unit 2 Assets and the Polymerization Unit Assets.

“Respondent” has the meaning set forth in Section 10.5.

“ROW Assignment” has the meaning set forth in Section 3.2(c).

“Sellers” has the meaning set forth in the Preamble.

“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by either Seller, or their respective Affiliates, at the Closing pursuant to Section 3.2 and each other document or Contract entered into by Sellers, or their respective Affiliates, in connection with this Agreement or the Closing.

Exhibit A-5

“Seller Indemnified Costs” means any and all damages, losses, Claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of Buyer or HFC under this Agreement. Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all indirect, consequential, punitive or exemplary damages (other than those that are a result of (x) a third-party claim for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Buyer).

“Seller Indemnified Parties” means Sellers and each officer, director, partner, manager, employee, consultant, stockholder, and Affiliates of either Seller, including, without limitation, the Partnership.

“Truck and Tank Assets” means the assets identified as the “Truck Rack” and “Tanks” on Schedule 1.1(f).

“third-party action” has the meaning set forth in Section 9.2.

“WX Operating” has the meaning set forth in the Preamble.

Exhibit A-6

Exhibit B-2

Intercompany Agreements in Connection with Woods Cross

HEP Revenue Contracts

Each of (i) the Revenue Contract, (ii) the Third Amended and Restated Crude Pipelines and Tankage Agreement, dated March 12, 2015, as amended April 22, 2019, May 26, 2020 and February 8, 2021, by and among the members of the HEP Group and HFC Group party thereto, and (iii) the Fourth Amended and Restated Master Systems Operating Agreement, dated February 8, 2021, by and among the members of the HEP Group and HFC Group party thereto, and (iv) the Amended and Restated Master Tolling Agreement (Operating Assets) dated effective as of October 1, 2016, as amended January 1, 2017 and October 29, 2018, by and among the members of the HEP Group and HFC Group party thereto shall be amended only to the extent necessary to exclude therefrom the HEP WX Assets (including the economics attributable thereto) without any consideration to the members of the HEP Group other than the consideration contemplated in the WX Purchase Agreement; provided, such amendment shall be deemed a termination of the applicable agreement solely to the extent it relates to the HEP WX Assets with the effect of termination specified therein.

HEP Expense Contracts

The Expense Contracts shall be amended only to the extent necessary to exclude therefrom the HEP WX Assets (including the economics attributable thereto) without any consideration to the members of the HFC Group; provided, however, that such amendments shall not relieve the members of the HEP Group from amounts due and payable under the Expense Contracts prior to such amendments; provided, such amendment shall be deemed a termination of the applicable agreement solely to the extent it relates to the HEP WX Assets with the effect of termination specified therein.

Exhibit C-1

Sinclair Permitted Assets

1.	Logistics assets that are within the “fence line” of the Sinclair refineries

Exhibit C-2

Non-Restricted Business

1.	Equity interest in and assets and operations of Sinclair Trucking Company

2.	Sinclair’s interest in Prairie Field Services LLC